Exhibit 99.1

New England Realty Associates (AMEX: NEN) Announces Adoption of Share Repurchase Plan

New England Realty Associates Limited Partnership today announced that its General Partner has adopted an equity repurchase program that authorizes the Partnership to repurchase, over a period of 12 months, up to 100,000 Depositary Receipts.  The timing and amount of repurchases, if any, will depend on market conditions, the trading price of Depositary Receipts, trading volume and other factors.  There is no assurance that the Partnership will repurchase any Depositary Receipts and it may suspend the Repurchase Program at any time.  The repurchase plan is expected to enable management to take advantage of market opportunities to provide long-term value to its partners.

Contact:	Sally Starr
New England Realty Associates LP
39 Brighton Avenue, Allston, MA 02134
617-850-7244
e-mail: nera@thehamiltoncompany.com